Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Autocallable Optimization Securities linked to the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 30, 2016	$3,703,200.00	$476.97

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 17, 2012)

UBS AG $3,703,200 Trigger Autocallable Optimization Securities

Linked to the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF due September 30, 2016

Investment Description

UBS AG Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities. If the closing price of the underlying equity is equal to or greater the initial price on any quarterly observation date, UBS will automatically call the Securities and pay you a cash payment per Security equal to the principal amount plus the applicable call return (the “call price”). The call return, and therefore the call price increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the trigger price, UBS will repay the full principal amount per Security. If, however, the Securities are not called and the final price is less than the trigger price, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date (the “underlying return”). Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — If the closing price of the underlying equity is equal to or greater than the initial price on any observation date, UBS will automatically call the Securities and pay you a cash payment per Security equal to the call price for the applicable observation date. The call return, and therefore the call price increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal at Maturity — If by maturity the Securities have not been called and the final price of the underlying equity is equal to or greater than the trigger price, UBS will pay you the principal amount per Security at maturity. If, however, the final price of the underlying equity is less than the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the underlying return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	September 26, 2014
Settlement Date*	September 30, 2014
Observation Dates**	Quarterly (see page 2)
Final Valuation Date**	September 26, 2016
Maturity Date**	September 30, 2016

*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to a trade expressly agree otherwise.

**	Subject to postponement in the event of a market disruption event, as described in the Trigger Autocallable Optimization Securities product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-15 of the Trigger Autocallable Optimization Securities product supplement before purchasing any securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your securities. You may lose some or all of your initial investment in the securities. The Securities will not be listed or displayed on any electronic communications network.

Security Offering

These terms relate to the Securities linked to the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof.

Underlying Equity	Ticker	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP	8.00% per annum*	$70.30	$44.10, which is 62.73% of the Initial Price	90273L708	US90273L7082
*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

The estimated initial value of the Securities as of the trade date is $9.653 for Securities linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Autocallable Optimization Securities (“TAOS”) product supplement relating to the Securities, dated January 17, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Trigger Autocallable Optimization Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	$3,703,200.00	$10.00	$55,548.00	$0.15	$3,647,652.00	$9.85

UBS Financial Services Inc. Pricing Supplement dated September 26, 2014	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TAOS product supplement dated January 17, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512013091/d281716d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “TAOS product supplement” mean the UBS product supplement, dated January 17, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are willing to invest in the Securities based on the call return rate indicated on the cover hereof.

♦	You are willing to invest in the Securities based on the trigger level indicated on the cover hereof.

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You are unwilling to invest in the Securities based on the call return rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are unwilling to invest in the Securities based on the trigger level indicated on the cover hereof.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 3 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term(1)	Approximately 2 years, unless called earlier.
Underlying Equity	The shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF.
Call Feature	The Securities will be called if the closing price of the underlying equity on any quarterly observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of 8.00% per annum for the Securities.
Call Price	The call price equals the principal amount per Security plus the applicable call return. The call return rate will be 8.00%.

The table below reflects the call return rate of 8.00% per annum for the Securities.

Observation Date(1)	Call Settlement Date	Call Return	Call Price (per Security)
December 26, 2014	December 29, 2014	2.000%	$10.20
March 26, 2015	March 30, 2015	4.000%	$10.40
June 26, 2015	June 30, 2015	6.000%	$10.60
September 28, 2015	September 30, 2015	8.000%	$10.80
December 28, 2015	December 30, 2015	10.000%	$11.00
March 28, 2016	March 30, 2016	12.000%	$11.20
June 27, 2016	June 29, 2016	14.000%	$11.40
September 26, 2016	September 30, 2016	16.000%	$11.60

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to the principal amount: $10.00.

If the Securities have not been called and the final price is less than the trigger price, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × Underlying Return).

Underlying Return	Final Price – Initial Price
Initial Price
Trigger Price	$44.10, which is 62.73% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Initial Price	$70.30, which is the closing price of the underlying equity on the trade date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

(1)	Subject to the market disruption event provisions set forth in the TAOS product supplement beginning on page PS-32.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the TAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the underlying return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the trigger price.

♦

Your potential return on the Securities is limited to the call return and you will not participate in any appreciation of the underlying equity and you will not have the same rights as holders of the underlying equity — The return potential of the Securities is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity. Additionally, investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity may have.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is a fixed amount, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as three months after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price and volatility of the underlying equity and underlying constituents, expected dividends on the underlying equity and underlying constituents, if applicable, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity and underlying constituents; the volatility of the underlying equity and underlying constituents; the dividend rate paid on the underlying equity and underlying constituents, if applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.

♦

There is no affiliation between the underlying equity issuer or any issuer of an underlying constituent (an “underlying constituent issuer”), and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer or any underlying constituent issuer.

However, we are not affiliated with the underlying equity issuer or any underlying constituent issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity, the underlying equity issuer and each underlying constituent. Neither the underlying equity issuer nor any underlying constituent issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer and any underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price or trigger price. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the underlying constituents, its value may not completely track the value of its underlying constituents. The value of the underlying equity will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market price of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Oil and Gas Sector Risk — The assets of the underlying equity are concentrated in the oil and gas exploration and production industry, and therefore the underlying equity may be more volatile than a fund with more diversified components. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the underlying equity. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.

♦

Energy Sector Risk — The assets of the underlying equity are also concentrated in the energy sector, and therefore the underlying equity may be more volatile than a fund with more diversified components. Energy companies develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the underlying equity’s performance.

♦

Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of a specific index (an ”underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, underlying constituents or underlying index may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms of the Securities are specified on the cover hereof; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 2 years
Initial Price:	$75.00
Call Return Rate:	8.00% per annum (or 2.00% per quarterly period)
Observation Dates:	Quarterly
Trigger Price:	$49.50 (which is 66% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$80.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.20

Because the Securities are called on the first observation date (which is approximately three months after the trade date), UBS will pay you on the call settlement date a total call price of $10.20 per $10.00 principal amount (2.00% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$70.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$60.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$65.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$80.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$11.60

Because the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $11.60 per $10.00 principal amount (16.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is equal to or greater than the Trigger Price

Closing Price at first Observation Date:	$65.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$70.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$60.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$55.00 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the final price is equal to or greater than the trigger price, at maturity UBS will pay you a total of $10.00 per $10.00 principal amount (a zero percent total return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is less than the Trigger Price

Closing Price at first Observation Date:	$65.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$70.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$30.00 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return)
$10.00 + ($10 × -60%)
$10.00 – $6.00
$4.00

Because the Securities are not called and the final price is less than the trigger price, at maturity UBS will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first and second calendar quarters of 2014. Partial data is provided for the third calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XOP Fund (the “Adviser”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XOP Fund.

The XOP Fund is designed to replicate the price and yield performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry index (the “index”). The XOP Fund employs a sampling strategy, which means that the XOP Fund is not required to purchase all of the securities represented in the index. Instead, the XOP Fund may purchase a subset of the securities in the index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index. Under normal market conditions, the XOP Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the index. In addition, the XOP Fund may invest in equity securities that are not included in the index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Adviser).

The index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the index at any time. The index represents the oil and gas exploration and production industry group of the S&P Total Market Index. The index is one of twenty-five (25) of the S&P Select Industry Indices, each designed to measure the performance of a narrow sub-industry or group of sub-industries determined based on the Global Industry Classification Standards.

As of June 30, 2014, ordinary operating expenses of the XOP Fund are expected to accrue at an annual rate of 0.35% of the XOP Fund’s daily net asset value. Expenses of the XOP Fund reduce the net value of the assets held by the XOP Fund.

As of June 30, 2014, the XOP Fund’s five largest company holdings include: Abraxas Petroleum Corporation (1.42%), Gastar Exploration Inc. (1.41%), RSP Permian Inc. (1.32%), Emerald Oil Inc. (1.31%) and Callon Petroleum Company (1.29%).

In making your investment decision you should review the prospectus related to the XOP Fund, dated October 31, 2013 (supplemented April 4, 2014), filed by the SPDR® Series Trust (the “XOP Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1064642/000119312514131537/d704104d497.htm

In addition, the XOP Fund Prospectus is available on XOP Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the XOP Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XOP Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

The XOP Fund’s website is https://www.spdrs.com/product/fund.seam?ticker=XOP. Shares of the XOP Fund are listed on the NYSE Arca under ticker symbol “XOP.”

Information filed by the XOP Fund with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-57793 and 811-08839.

Historical Information

The following table sets forth the quarterly high and low closing prices for the XOP Fund, based on daily closing prices as reported by Bloomberg. The closing price of the XOP Fund on September 26, 2014 was $70.30. Past performance of the XOP Fund is not indicative of the future performance of the XOP Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$44.07	$39.22	$42.13
4/1/2010	6/30/2010	$45.82	$38.57	$38.99
7/1/2010	9/30/2010	$42.85	$38.05	$42.26
10/1/2010	12/31/2010	$52.71	$42.18	$52.69
1/3/2011	3/31/2011	$64.50	$52.75	$64.50
4/1/2011	6/30/2011	$64.97	$54.71	$58.78
7/1/2011	9/30/2011	$65.24	$42.80	$42.80
10/3/2011	12/30/2011	$57.56	$39.99	$52.69
1/3/2012	3/30/2012	$61.34	$52.67	$56.91
4/2/2012	6/29/2012	$57.85	$45.20	$50.40
7/2/2012	9/28/2012	$59.35	$48.73	$55.69
10/1/2012	12/31/2012	$57.38	$50.69	$54.07
1/2/2013	3/28/2013	$62.10	$55.10	$60.49
4/1/2013	6/28/2013	$62.61	$54.71	$58.18
7/1/2013	9/30/2013	$66.47	$58.62	$65.89
10/1/2013	12/31/2013	$72.74	$65.02	$68.53
1/2/2014	3/31/2014	$71.83	$64.04	$71.83
4/1/2014	6/30/2014	$83.45	$71.19	$82.28
7/1/2014*	9/26/2014*	$82.08	$69.36	$70.30

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through September 26, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of the XOP Fund from January 3, 2007 through September 26, 2014, based on information from Bloomberg. The dotted line represents the trigger price of $44.10, which is equal to 62.73% of the closing price on September 26, 2014. Past performance of the XOP Fund is not indicative of the future performance of the XOP Fund.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Because the underlying equity would be treated as a “pass-thru entity” for purposes of Section 1260, it is possible that the Securities could be treated as a constructive ownership transaction under Section 1260. If the Securities were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale, redemption or maturity of your Securities could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Securities as a constructive ownership transaction under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-49 of the TAOS product supplement.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Securities could differ materially from the treatment described above, as discussed further under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TAOS product supplement. If the IRS were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein. The risk that the Securities may be recharacterized for the United States federal income tax purposes as instruments treated as a single-contingent debt instrument or otherwise giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year) is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TAOS product supplement unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including shares of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying index. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including jurisdiction of the underlying equity issuer).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.